Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries of Oak Street Health, Inc.

Oak Street Health, LLC (Illinois)

Subsidiaries of Oak Street Health, LLC

Oak Street Health MSO, LLC (Illinois)

Subsidiaries of Oak Street Health MSO, LLC

RubiconMD Holdings, Inc. (New York)

OSH-ESC Joint Venture, LLC (Illinois)

Oak Street Health Medicare Partners, LLC (Illinois)

OSH-RI, LLC (Rhode Island)

OSH-PCJ Joliet, LLC (Illinois)

ValueCycle, LLC (Delaware)

Acorn Network, LLC (Illinois)